Contact:  Edward F. Seserko
                 President and CEO
                (412) 681-8400

For Immediate Release
April 30, 2013

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2013

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the Bank), Pittsburgh, Pennsylvania, today announced earnings for the three and six months ended March 31, 2013.  For the three months ended March 31, 2013, the Company reported net income of $341,000, or $0.28 diluted earnings per share, as compared to net income of $390,000, or $0.31 diluted earnings per share, for the three months ended March 31, 2012.  For the six months ended March 31, 2013, the Company reported net income of $674,000, or $0.54 diluted earnings per share, as compared to net income of $778,000, or $0.62 diluted earnings per share, for the six months ended March 31, 2012.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

EUREKA FINANCIAL CORPORATION

	Selected Financial Data
	(Dollars in thousands except per share data)

	(Unaudited)
	March 31,	September 30,
	2013	2012

Total assets	$139,748	$138,489
Cash and investments	17,845	22,502
Loans receivable, net	118,253	112,440
Allowance for loan losses	(1,224)	(1,142)
Deposits	115,371	114,497
Total liabilities	117,178	116,103
Stockholders' equity	$22,570	$22,386

Nonaccrual loans	$622	$660
Repossessed assets	30	100
Total nonperforming assets	$652	$760

Allowance for loan losses to loans receivable, net	1.04%	1.02%
Nonperforming loans to net loans	0.53%	0.59%
Nonperforming assets to total assets	0.47%	0.55%
Book value per share	$17.39	$16.89
Number of common shares outstanding	1,297,697	1,325,397

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Interest income	$1,695	$1,754	$3,378	$3,481
Interest expense	293	328	605	672
Net interest income	1,402	1,426	2,773	2,809
Provision for loan losses	42	30	82	50

Net interest income after provision for loan losses	1,360	1,396	2,691	2,759
Noninterest income	17	19	53	39
Noninterest expense	863	791	1,724	1,545

Income before income taxes	514	624	1,020	1,253
Income tax expense	173	234	346	475

Net income	$341	$390	$674	$778